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                        April 25, 2022

       Jeffrey S. Points
       Chief Financial Officer
       Cardiovascular Systems, Inc.
       1225 Old Highway 8 Northwest
       St. Paul, Minnesota 55112-6416

                                                        Re: Cardiovascular
Systems, Inc.
                                                            Form 10-K for the
fiscal year ended June 30, 2021
                                                            File No.: 000-52082

       Dear Mr. Points:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences